EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CONTANGO OIL & GAS COMPANY

Pursuant to Section 242 of the Delaware
General Corporation Law

CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY as follows:

1. The name of the Corporation is CONTANGO OIL & GAS COMPANY.

2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized preferred stock of the Corporation by striking Section A of Article IV of the Certificate of Incorporation of the Corporation in its entirety and inserting the following new Section A of Article IV:

“A. This Corporation is authorized to issue two classes of shares of stock to be designated common stock (“Common Stock”)
and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is fifty million
(50,000,000), par value $0.04 per share, and the number of shares of Preferred Stock authorized to be issued is five million
(5,000,000), par value $0.04 per share; the total number of shares which the Corporation is authorized to issue is fifty-five million shares (55,000,000).”

3. This Certificate of Amendment of Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly executed by its Assistant Secretary this 8th day of November 2002.

/s/ WILLIAM H. GIBBONS

William H. Gibbons
Assistant Secretary